CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA CONNECTICUT MUNICIPAL MONEY FUND

SERIES NO. 9

FILE # 811-5011

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/23/2005	Puerto Rico Tax & Rev Anticipation Notes	6,300,000	1,042,500,000	Goldman Sachs Morgan Stanley Banc of America Citigroup Global Mkts Merrill Lynch Raymond James J.P. Morgan Ramirez & Co Lehman Brothers Wachovia Bank